SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders

On October 9, 2002, the Annual Meeting of Shareholders of The Indonesia
    Fund, Inc.'s (the "Fund") was held and the following matters were approved:


(1) To approve a Sub-Investment Advisory Agreement among the
Fund, Credit Suisse Asset Management, LLC and Credit Suisse Asset
 Management (Australia) Limited.

For:4,628,081.9820 shares
Against:69,316.0000 shares
Abstain:11,454.5910 shares

(2)  To elect two directors to the Board of Directors of the Fund.
Name of Director	                     For	                            Withheld
Lawrence J. Fox (re-election)       4,533,000 share       175,855 shares
Laurence R. Smith (election)      4,527,015 shares      181,840 shares
In addition to the directors elected at the meeting, Enrique R. Arzac, Richard
      H. Francis and William W. Priest, Jr. continued as directors of the Fund.
Effective May 13, 2002, Laurence R. Smith was elected as Chairman of the
      Fund and Chief Executive Officer.